Exhibit 99.2

Open Energy Holds Annual Shareholders’ Meeting — Announces New Board Members and
Committees

SOLANA BEACH, CA — Nov 5, 2007 — Open Energy Corp. (OTC BB:OEGY.OB) wishes to advise that on November 1, 2007 the Company held its 2007 annual shareholders’ meeting. In addition to approving the 2006 Equity Incentive Plan and ratifying the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as its independent auditors, the shareholders also elected two new board members and, in the subsequent board of directors meeting, appointed a third new member.

Steven J. Kemper is a certified public accountant, holds a Masters in Business Administration from Loyola Marymount, and has over 25 years of financial management experience in the health care, high tech and consumer electronics industries. He is the former Chief Financial Officer of DexCom, a medical technology leader in continuous glucose monitoring, and of CryoGen, which was sold to American Medical Systems. Prior to this, Mr. Kemper was the CFO of General Instrument’s Satellite communications Group (now a division of Motorola). He is a UCLA/ISS certified board member, and a NASDAQ and SEC/SOX qualified expert. Kemper was named chairperson of the Audit Committee, replacing Dalton W. Sprinkle, who will remain on the board of directors.

Patricia M. Eckert is a member of the California Bar Association. Her company provides business development and advisory services to Fortune 500 and Global 1000 corporations in the energy and telecommunications industry, and serves as strategic advisor to companies with issues before State and Federal regulatory entities. Clients have included AT&T, Sempra Energy, Commonwealth Energy, the Irvine Company and many others. She is a former Strategic Partner at Deloitte & Touche in Competitive Issues, Telecommunications and Utility Practices. From 1989 until 1995 Ms. Eckert was President of the California Public Utilities Commission. She was named as Chairperson of the Nominating and Governance Committee.

Kenneth F. Potashner is an electrical engineer, entrepreneur and senior corporate executive. He is the former Chairman and Chief Executive Officer of SonicBlue, a leading provider of digital media solutions. He grew the revenues of this company from zero to $300 million in less than three years. Prior to this, Mr. Potashner was Chairman and CEO of Maxwell Technologies, where he led the transition from a defense contractor to a commercially oriented electronics company. From 1981 through 1991, he worked for Digital Equipment Corporation, eventually serving as Vice President of Worldwide Product Engineering. Mr. Potashner was named as Chairperson of the Technology Committee.

E. Douglas Ward will continue to serve as Chairperson of the Compensation Committee. Company founder and CEO, David Saltman, will serve as Chairman. Mr. Dalton Sprinkle will serve on the Audit Committee, and Norman J. Dodd will remain on the Technology Committee, completing the seven-member Board of Directors. Following the meeting, Mr. Saltman stated, “Open Energy has assembled an absolutely stellar leadership team. Our Board has a wealth of experience in finance and public accounting, legal and corporate governance, regulatory issues and technology innovation. I very much look forward to working with them and with our senior management to make Open Energy a very big success in the renewable energy industry.”

About Open Energy Corporation

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of technologies capable of delivering cost-competitive electricity, fresh water and related commodities on a global basis. Open Energy offers building-integrated photovoltaic (PV) roofing materials for commercial, industrial, and residential customers. Marketed under the trade name SolarSave®, the product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment. The Company also holds an exclusive, worldwide license to a solar thermal technology called SunCone(TM) CSP (Concentrating Solar Power). The company’s mission is to enhance life by harnessing the power of the sun. For more information on Open Energy Corporation, please visit www.openenergycorp.com.

On Behalf of the Board,

Open Energy Corp.

/s/ David P. Saltman
Chairman & CEO

Contact:

Open Energy Corporation
Investor Relations
Boundary Point Investor Relations
Brad Long
+1.866.469.3649
blong@openenergycorp.com